EXHIBIT 4.1

                   NON-NEGOTIABLE PROMISSORY NOTE


$
                                   November 1, 1995


          FOR VALUE RECEIVED, Pentair, Inc., a
Minnesota corporation, promises to pay to _______________, at 777 East Wisconsin Avenue,
Milwaukee, Wisconsin ("Holder"), the principal sum of _________________________________________ Dollars
($_____________), payable on the 3rd day
of January, 1996.


          The principal shall bear interest computed at a rate equal to 4% per annum, payable at maturity. Principal amounts unpaid at the maturity thereof shall bear interest from and after maturity until paid at a rate per annum equal to the rate announced by M & I Marshall & Ilsley Bank, Milwaukee,
Wisconsin, as its prime rate, plus 2%. Principal of and interest on this Note shall be payable in lawful money of the United States. Prepayment of this Note shall not be allowed.


          The Holder of this Note shall have the right to sell, transfer, assign or otherwise dispose of this Note to a third party upon such terms and conditions as may be agreed to between the Holder and such third party, provided that such third party shall represent to the Holder thatit is acquiring this Note for the purpose of investment and not with a view to the resale or distribution thereof, and that any subsequent sale or transfer of this Note by such third party will be made in compliance with the Securities Act of 1933, as amended, and any applicable state securities laws.
The maker of this Note acknowledges such right and agrees that, upon its receipt of written notice of any such transfer from the Holder delivered not less than 2 business days prior to the due date hereof, setting forth the name and address of the transferee, it will make payment under this Note directly to the transferee.


   PENTAIR, INC.


   By:   ________________________
            Winslow H. Buxton
            Chief Executive Officer

(NO CORPORATE SEAL)

   And:  ________________________
                Roy T. Rueb
                Secretary